                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): January 28, 2002



                              VirtualFund.com, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


        0-18114                                         41-1612861
(Commission File Number)                 (I.R.S. Employer Identification Number)


                        13911 Ridgedale Drive, Suite 477
                              Minnetonka, MN 55305
               (Address of Principal Executive Offices) (Zip Code)


                                 (952) 345 0480
              (Registrant's Telephone Number, Including Area Code)

                        6462 City West Parkway, Suite 175
                          Eden Prairie, Minnesota 55344
          (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.

Settlement Agreement with former Chief Executive Officer

         On March 11, 2002, the Company concluded a confidential settlement agreement with its former CEO and Chairman, Melvin Masters, and several entities related to Mr. Masters. The final settlement agreement resolved all of the disputes, including three lawsuits, between the Company and Masters. The Company paid Masters a six figure sum and transferred to him all of the assets of the "B2Bxchange" business owned by the Company at closing, in "as is" condition. Masters and his related entities (including his immediate family) conveyed all of their outstanding shares of Company stock to the Company at closing. Further, Masters and his related entities agreed not to own stock in the future and not to participate in the control or voting of any Company stock. The Company's significant lease obligations to one of the entities controlled by Masters were eliminated. There were full releases between the Company and its related entities and Masters and his related entities. The parties to the Settlement Agreement agreed to confidentiality as to the details of the Agreement. In a related matter, the Company also settled its disputes with John Feltl regarding certain Montana real estate.

Arbitration Award Against Company

         In August 2000, while Mr. Masters was still heading the Company as CEO and Chairman and as a result of a transaction initiated by and entered into by Masters, the Company and a then wholly-owned subsidiary of the Company commenced suit against Jaffray Communications, Inc., doing business as Vitesse Networks, Inc. ("Vitesse"), and the Company's former President and COO Mark Kittrell. The lawsuit was based on alleged violations of non-compete and non-solicitation provisions and of certain securities law violations and misrepresentations by Mr. Kittrell. Mr. Kittrell and the Company agreed to arbitrate the disputes between them, and the Company placed $2,000,000 with an escrow agent. On January 28, 2002, the arbiter issued an award in the aggregate amount of approximately $2.7 million in favor of Mr. Kittrell. The Company is vigorously exploring its options to mitigate the award.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     VIRTUALFUND.COM, INC.



Date: March 22, 2002                                 By:     s/s Joe Pupel
                                                        ------------------------
                                                     Its:    Interim CEO